CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-194873) of 58.com Inc. of our report dated March 17, 2014, except with respect to our opinion on the consolidated financial statements in so far as it relates to certain subsequent events described in Note 16 (b) as to which the date is April 22, 2014, relating to the financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP
Beijing, the People’s Republic of China
April 22, 2014

普华永道中天会计师事务所(特殊普通合伙)北京分所

PricewaterhouseCoopers Zhong Tian LLP, Beijing Branch, 26/F Office Tower A

Beijing Fortune Plaza, 7 Dongsanhuan Zhong Road, Chaoyang District, Beijing 100020, PRC

T: +86 (10) 6533 8888, F: +86 (10) 6533 8800, www.pwccn.com